UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): July 16, 2021
LEVEL ONE BANCORP, INC.
(Exact name of registrant as specified in its charter)
Commission File Number: 001-38458

Michigan	71-1015624
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

32991 Hamilton Court	48334
Farmington Hills	(Zip code)
Michigan
(Address of principal executive offices)
(248) 737-0300
(Registrant's telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report.)
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, no par value	LEVL	Nasdaq Global Select Market
Depositary Shares, each representing a 1/100th interest in a share of 7.50% Non-Cumulative Perpetual Preferred Stock, Series B	LEVLP	Nasdaq Global Select Market
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b– 2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).
Emerging growth company    ☑
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory.

On July 16, 2021, Level One Bancorp, Inc. (the “Company”), the holding company of Level One Bank (the “Bank”), promoted Timothy R. Mackay to President of the Company and of the Bank. Patrick J. Fehring will continue in his roles as Chair of the Board and Chief Executive Officer of the Company and the Bank.

Mr. Mackay, age 51, previously served as Executive Vice President, Consumer Banking Officer and Assistant Corporate Secretary of the Bank, and Assistant Corporate Secretary of the Company, positions he held since 2013. In those roles, he was responsible for the strategic leadership of the Consumer Banking Division of the Bank, including branch banking, small business banking, residential mortgage and marketing. Prior to joining the Bank, Mr. Mackay spent 21 years with Fifth Third Bank serving in various leadership capacities in Michigan and Florida, most recently serving as Senior Vice President, Retail Banking Executive in South Florida.

Mr. Mackay has had ordinary banking transactions with the Bank in the past, including loans that were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company or the Bank and did not involve more than the normal risk of collectability or present other unfavorable features.

In connection with his appointment, the Company and the Bank entered into an amendment to Mr. Mackay’s employment agreement (as amended, the “Employment Agreement”). The Employment Agreement with Mr. Mackay provides for a term through December 31, 2022, with automatic renewal for additional one-year periods commencing on January 1, 2022 and on each January 1 thereafter, unless either party provides notice of non-renewal within 90 days of such January 1. Under the Employment Agreement, Mr. Mackay is entitled to a base salary of $300,000, effective as of July 16, 2021, which amount is subject to annual review for increase but not decrease. Mr. Mackay’s agreement also provides for an annual performance-based bonus in the sole discretion of the Board; participation in the Company’s supplemental executive retirement plan; and participation in the Company’s employee benefit plans in accordance with the Company’s customary terms and policies, and consistent with those for other senior executives.

If Mr. Mackay’s employment is terminated by the Company without cause or Mr. Mackay resigns for good reason, he will be entitled to a lump-sum payment equal to 100% of the sum of his annual base salary plus his average incentive bonus (200% if in connection with a change in control), and 12 months of healthcare continuation coverage under COBRA at active employee rates. Mr. Mackay is subject to non-competition and non-solicitation restrictions during his employment and for a period of 12 months following termination of his employment for any reason (18 months if in connection with a change in control).

The foregoing description of the Employment Agreement is not complete and is qualified in its entirety by the full text of the Employment Agreement, which is filed herewith as Exhibits 10.1 and 10.2.

Additionally, in connection with Mr. Mackay’s appointment, the Company awarded one-time grants of restricted stock to Mr. Mackay and Gregory A. Wernette, Executive Vice President, Chief Lending Officer and Corporate Secretary of the Company and the Bank, under the Level One Bancorp, Inc. 2018 Equity Incentive Plan (the “Plan”). The restricted stock awards have a grant date fair value of $225,000 and $175,000, respectively, and will vest on the third anniversary of the grant date subject to continued employment through such date. The awards are subject to the terms and conditions of the Plan, including its clawback and forfeiture provisions

Item 8.01.     Other Events.
On July 20, 2021, the Company issued a press release announcing Mr. Mackay’s appointment, a copy of which is filed herewith as Exhibit 99.1.

Item 9.01.     Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, dated as of May 6, 2020, among the Company, the Bank and Timothy Mackay
10.2	Amendment to Employment Agreement, dated as of July 16, 2021, among the Company, the Bank and Timothy Mackay
99.1	Press Release of Level One Bancorp, Inc., dated July 20, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 20, 2021
LEVEL ONE BANCORP, INC.

	By:	/s/ David C. Walker
	Name:	David C. Walker
	Title:	Executive Vice President and Chief Financial Officer